Addendum to Form 4 of Cecelia Levenstein, August 22, 2006

Explanation of Responses:

(1)

These shares are owned directly by The Queue Limited Partnership, a ten percent owner of the issuer, and indirectly by each of Queue Management Associates, Inc., Ronald D. Croatti, Cynthia Croatti and Cecelia Levenstein. Queue Management Associates, Inc. is the general partner of The Queue Limited Partnership. Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Queue Management Associates, Inc. , and Cecelia Levenstein is a director and shareholder of Queue Management Associates, Inc. Each of the aforementioned reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(2)	On August 22, 2006, The Marie Croatti CL Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 321,896 shares of Class B Common Stock to Cecelia Levenstein.

(3)

On August 22, 2006, The Marie Croatti RC Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 14,181 shares of Class B Common Stock to The Ronald D. Croatti Non-GST Trust – 2006, of which Cynthia Croatti and Cecelia Levenstein are trustees and Ronald D. Croatti is the beneficiary. Cecelia Levenstein disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(4)

On August 22, 2006, The Marie Croatti CC Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 14,181 shares of Class B Common Stock to The Cynthia Croatti Non-GST Trust – 2006, of which Cecelia Levenstein is trustee and Cynthia Croatti is the beneficiary. Cecelia Levenstein disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(5)	Represents shares owned directly by Cecelia Levenstein.